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                     November 3, 2022

       Virgilio Gibbon
       Chief Executive Officer
       Afya Limited
       Alameda Oscar Niemeyer , No. 119
       Room 504
       Vila da Serra
       Nova Lima Minas Gerais     MG, Brazil

                                                        Re: Afya Limited
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38992

       Dear Virgilio Gibbon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services